Exhibit 99.1

NEWS RELEASE for October 31, 2005, at 8 a.m. EST

Contact:	Allen & Caron Inc
	Michael Lucarelli (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION ANNOUNCES 2OO5 THIRD QUARTER,
NINE-MONTH RESULTS

Year Over Year Third Quarter Revenues Up 23% and Nine Months Up 31%
Animal Applications Up 59% Over Last Year

SO. ST. PAUL, MN (October 31, 2005) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, today announced results for its third quarter and nine months ended September 30, 2005.  Year-over-year revenues increased 23 percent in the 2005 third quarter and 31 percent in the first nine months of this year. Results were driven by continued growth in all parts of the Company’s Animal Applications segment, including sales increases in its livestock, fish and wildlife and companion pet businesses.

Revenue for the third quarter of 2005 was $13.8 million with a net loss of $984,000 or $0.02 loss per share, compared to revenue of $11.2 million and a net loss of $527,000 or $0.01 loss per share in the 2004 third quarter.  The loss in the third quarter included approximately $650,000 of expenses relating to legal costs driven by the Company’s defense of its intellectual property rights. For the first nine months of 2005, revenue was $42.0 million with a net loss of $2.4 million, or $0.05 loss per share, compared to revenue of $32.0 million and a net loss of $6.3 million, or $0.20 loss per share for the 2004 first nine months.

In the Company’s Animal Applications segment, revenue increased 59 percent to $8.8 million in this year’s third quarter up from $5.5 million in the year ago quarter, and rose 36 percent to $25.4 million in the first nine months of 2005 from $18.7 million in the prior year period.  Revenue in the GPS and Radio Communications segment for the third quarter of 2005 was $5.0 million compared to $5.7 million in the year ago period.  The decrease in the segment’s revenue for the quarter was due principally to completion of the Indian G2r contract in a prior period.  This decrease was partially offset by SARBE accessory sales to the Ministry of Defence in the United Kingdom and increased sales in its alarm and equipment leasing divisions.   Revenue for the GPS and Radio Communications segment in first nine months of this year increased 25 percent to $16.6 million from $13.3 million in the year earlier period. The Company expects revenue in the fourth quarter will equal or exceed third quarter revenue and therefore forecasts total 2005 revenue in the range of $55 million to $57 million.

Commenting on the results, Digital Angel President and CEO, Kevin McGrath, stated, “We continue to grow and improve our business in virtually all areas and remain confident that we are headed toward sustained profitability. The Company remains very well positioned to take advantage of three rapidly expanding global markets, including the livestock tagging market, the companion pet market, and the satellite-based military location beacon market.”

MORE-MORE-MORE

Specifically, with regard to these areas the Company believes:

•As countries around the world move into national identification systems, the livestock tagging market will grow and the Company is poised to prosper from it, thanks to the well known Destron brand and the recent acquisition of Denmark-based DSD Holdings, which gives the Company a significant global reach;

•Moreover, Digital Angel’s (DA) South American livestock tagging initiative is gaining momentum and the Company expects to sell one million ear tags in Argentina, Brazil, Chile and Uruguay by year-end. In addition, DA’s exclusive distributor in Ecuador has been named the exclusive supplier of livestock tags for the Ecuadorian National Animal Identification System, for which several million tags are required.

•In the companion pet market, Digital Angel is working closely with its partners, Schering Plough, Merial and Dainippon. The Company expects an increase of almost 70% in North American identity chip unit sales for 2006 compared to 2005.

•With regard to the GPS segment, it should be noted that the Company is positioned to win an OuterLink contract from the South Carolina Air National Guard.

•Finally, DA’s London-based subsidiary, Signature Industries, has developed a satellite-based personnel locator beacon (the SARBE G2r and its derivatives) that is a significant improvement over other products on the market and it has already received approval from COSPAS-SARSAT, the international satellite authority.

Selling, general and administrative expenses increased during the third quarter by $1.3 million, or 30 percent, and $4 million, or 31 percent for the first nine months of 2005 compared to the same time periods in 2004. The largest portion of these increases were legal fees related to the protection of the Company’s intellectual property and the Company is committed to vigorously defending its intellectual property rights

CFO James P. Santelli commented, “While our expenses were up for the third quarter and first nine months of this year due to the investments we are making in growing our business, we have a strong cash position and balance sheet overall.  We believe we have the resources at our disposal to take advantage of key business opportunities as they present themselves going forward.”  As of September 30, 2005, the Company had cash of $12.1 million, total assets of $96.6 million, a current ratio of 2.5:1, long term debt of $3.7 million and stockholders’ equity of $79.5 million.

Results Conference Call

A conference call for institutional investors to discuss the results for the third quarter of fiscal year 2005 will take place today at 4:30 pm EDT, and will be broadcast live over the Internet. The live webcast may be accessed by visiting the Company’s site at www.DigitalAngelCorp.com or by going to PrecisionIR’s webcast site at www.vcall.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately and continue for seven days.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital, Inc. (Nasdaq:ADSX). For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that the Company’s majority stockholder, Applied Digital Inc. owns 55.4% of the Company’s common stock; that new accounting pronouncements may impact the Company’s future results of operation; that the Company may continue to incur losses, that infringements by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively affect the Company’s business; that domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell the Company’s products in certain markets; that the Company relies on sales to government contractors of its animal identification products, and any decline in the demand by these customers for the Company’s products could negatively affect the Company’s business; that the Company depends on a single production arrangement for its patented syringe-injectable microchips; that the Company depends on principal customers; that the Company competes with other companies and the products sold by the Company’s competitors could become more popular than the Company’s products or render the Company’s products as obsolete; that the Company’s earnings will decline if the Company must write-off goodwill and other intangible assets; that the exercise of options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock ;that currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results; and that the Company depends on a small team of senior management and the Company may have difficulty attracting and retaining additional personnel. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2004.  Investors and stockholders are urged to read this document carefully.  The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

TABLES FOLLOW

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

Selected Financial Data

Condensed Balance Sheets (in thousands)

	Sept. 30,	Dec. 31,
	2005	2004
	(Unaudited)

Total Current Assets	$30,487	$32,933
Property and Equipment, Net	8,347	5,947
Goodwill	53,563	48,997
Other Intangible Assets, net	3,468	4,011
Other Assets, net	769	785
Total Assets	$96,634	$92,673

Total Current Liabilities	$12,156	$9,633
Long Term Debt and Notes Payable	3,696	2,285
Deferred Revenue	642	744
Minority Interest	626	249
Stockholders’ Equity	79,514	79,762
Total Liabilities and Stockholders’ Equity	$96,634	$92,673

Selected Cash Flow Data (in thousands)

	For the Nine-Months Ended
	September 30
	(Unaudited)
	2005	2004

Net cash used in operating activities	$(1,618)	$(714)
Net cash (used in) provided by investing activities	(2,568)	1,082
Net cash used in financing activities	(1,048)	(951)
Net decrease in cash	(5,375)	(587)

Statement of Operations Data (in thousands, except per share amounts)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Total net revenue	$13,758	$11,180	$42,021	$32,021
Gross profit	5,936	5,016	18,571	13,701
Selling, general and administrative expenses	5,756	4,435	17,202	13,162
Research and development expenses	1,165	731	3,370	2,250
Operating loss	(985)	(150)	(2,001)	(1,711)
Net loss	(984)	(527)	(2,368)	(6,260)

Net loss per common share (basic and diluted)	$(0.02)	$(0.01)	$(0.05)	$(0.20)
Weighted average common shares outstanding (basic and diluted)	43,847	32,892	43,811	32,036

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